Exhibit 2.1(i)

EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 dated as of July 24, 2009 (this “Amendment”), is by and among Verizon Communications Inc., a Delaware corporation (“Verizon”), New Communications Holdings Inc., a Delaware corporation (“Spinco”) and Frontier Communications Corporation, a Delaware corporation, parties to the Agreement and Plan of Merger, dated as of May 13, 2009 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.	Amendment to Section 7.6(j). Section 7.6(j) is hereby amended to read in its entirety as follows:

(j) On or prior to the Closing Date, the Company, at its own expense, shall adopt (to the extent permitted by State Regulators) the tariffs, price lists, schedules of rates, other statements of terms and conditions, including special customer arrangements, special assemblies, price flex arrangements, and individual customer-based arrangements of Verizon and other Verizon Affiliates for telecommunications services, which are applicable in whole or in part in the Territory, are effective under applicable Laws, and are in effect immediately prior to the Closing (collectively, the “Tariffs”). The Company shall maintain the Tariffs in effect at least until the end of the service term specified in (i) the Tariffs (to the extent permitted by State Regulators), (ii) agreements implementing such Tariffs with customers served by Verizon’s Affiliates under retained Blended Customer Contracts, Contracts governing Retained Customer Accounts, and the agreements of customers who do not provide Third Party Consents (each a “Specified Contract”) and (iii) agreements implementing such Tariffs with Persons who are Affiliates of Verizon on or before the Closing Date, and any optional renewal term exercisable by customers which are party to a Specified Contract or such Affiliates in such agreements or Tariffs, as applicable. The Company further agrees that, to the extent such Tariffs or agreements implementing such Tariffs contain rates and charges or other terms and conditions based on volume of service, amount of purchase or spend, or similar volume commitments by the customers which are party to a Specified Contract or such Affiliates (the “Volume Commitments”), the Company will reduce such Volume Commitments pro-rata, without a change in rates and charges or other terms and conditions under such Tariffs or agreements, to reflect the fact that the customers who are party to a Specified Contract or such Affiliates may, after Closing, take service from both Verizon Affiliates and the Company and not from Verizon Affiliates or the Company alone. The pro-rata reduction shall be equal to or exceed the amount of the Volume Commitment provided by Verizon Affiliates after Closing. By way of example, and not by limitation, if after Closing, such customer or Affiliate purchased 75% of a Volume Commitment from the Company and 25% of a Volume Commitment from Verizon Affiliates, then the Company would reduce the Volume Commitment by 25% in affected Tariffs and agreements implementing such Tariffs. At its own expense, the Company shall make all filings and take all other actions as may be required by applicable Laws to make the Tariffs and pro-rata reductions of Volume Commitments adopted or made by the Company under this Section 7.6(j) legally effective not later than the Effective Time. If the applicable State Regulators do not permit, in whole or in part, the adoption of such Tariffs by the Company or the maintenance of such Tariffs during the service terms described above in this Section 7.6(j), then from and after the Effective Time and through the date on which the Company would no longer have been required under this Section 7.6(j) to maintain the applicable Tariffs had such State Regulators permitted their adoption, the Company will provide service terms, rates and services equivalent to the applicable Tariffs, including reductions in Volume Commitments, by means and methods acceptable to the applicable State Regulators.

2.	Amendment to Section 7.8(f). Section 7.8(f) is hereby amended to read in its entirety as follows:

(f) With respect to (x) any Contracts in effect as of the Closing Date associated with a Retained Customer Account, (y) any failure to assign any customer Contract that would have been assigned in the Contribution as a Spinco Asset but for the failure to obtain a Verizon Third Party Consent or (z) any failure to assume any Blended Customer Contract that would have been assumed in part by Spinco pursuant to Section 7.8(e) but for the failure of the counterparty to consent to such assumption, then (i) to the extent such Contract involves the provision to the customer thereunder of ILEC services that are a part of the Spinco Business, Verizon shall use Surviving Corporation and its Subsidiaries succeeding to the Spinco Business to provide such services to such customer subject to the rights, if any, of such customer under such Contract to consent thereto and (ii) to the extent such Contract involves the provision to the customer thereunder of non-ILEC services that are part of the Spinco Business, Verizon or its Subsidiary or Subsidiaries shall continue to provide such services to such customer in accordance with such Contract. With respect to ILEC services delivered by the Surviving Corporation and its Subsidiaries in respect of such Contracts, Verizon shall either (A) remit to the Surviving Corporation amounts received from the applicable customer in accordance with the applicable Tariff (which the Surviving Corporation shall have mirrored in accordance with Section 7.6(j)) or, if applicable, in accordance with Section 7.6(j), in each case including as to payment terms, or (B) make payment to the Surviving Corporation in accordance with the terms of the applicable Transferred Affiliate Arrangement, including as to payment terms. In addition, after application of a credit for any amount paid or payable to Surviving Corporation for services under the immediately preceding sentence, Verizon shall remit to Surviving Corporation amounts received from customers in respect of the delivery of services to customers in respect of non-ILEC services that are part of the Spinco Business and ILEC services provided under any of the customer Contracts or accounts described in subsections (x), (y) or (z) above in effect as of the Closing Date, net of (I) Verizon’s costs to deliver such service, (II) any other fees paid or payable to Surviving Corporation or its Subsidiaries under a written agreement with Verizon or its Affiliate in connection with delivering such service, (III) third party costs incurred by Verizon or its Affiliate in connection with delivering such service, and (IV) any applicable taxes. Such additional payment shall be made by Verizon promptly after it receives such revenues and in any event not later than 45 days after Verizon’s receipt of invoices for fees payable to Surviving Corporation or its Subsidiaries. For avoidance of doubt, nothing in this Section 7.8(f) shall apply to services purchased by Verizon or its Subsidiary or Subsidiaries under Transferred Affiliate Arrangements or Tariffs to the extent such services are not used to serve Retained Customer Accounts, or Contracts described under clause (y) above, or Blended Customer Contracts described under clause (z) above, both as of and after the Closing Date. The provisions of this Section 7.8(f) shall exclusively govern the circumstances described in the first sentence hereof, notwithstanding any other provision of this Agreement or the Distribution Agreement.

3.	Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name:	John W. Diercksen
Title:	Executive Vice President – Strategy, Planning and Development

NEW COMMUNICATIONS HOLDINGS INC.

By:	/s/ Stephen E. Smith
Name:	Stephen E. Smith
Title:	Vice President

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

NEW COMMUNICATIONS HOLDINGS INC.

By:
Name:
Title:

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Donald R. Shassian
Name:	DONALD R. SHASSIAN
Title:	EVP & CFO